Exhibit 10.49
Sprint Nextel	Jeff D. Hallock
6480 Sprint Parkway	VP, National Channels
KSOPHMO510-5A275
Overland Park, KS 66251
Phone: (913) 735-1051 Fax 913-523-0021

June 27th, 2011

Via Fax to 540-984-8192 and Email:
chris.french@emp.shentel.com
earle.mackenzie@emp.shentel.com
willy.pirtel@emp.shentel.com
ann.flowers@emp.shentel.com

Shenandoah Personal Communications Company
500 Shentel Way
Post Office Box 459
Edinburg, Virgina 22824-0459
Attention: Christopher French

Re: Sprint PCS Management Agreement dated November 5, 1999 between Sprint PCS and Shenandoah Personal Communications Company (“Shentel”) ( as amended, the “Management Agreement”); Dual Mode (3G/4G) Distribution Agreement, dated March 15th, 2010, (“3G/4G) Distribution Agreement”)

Dear Chris:

Please be advised that Sprint PCS and Clearwire Communications, LLC (“Clearwire”) have finalized an agreement setting forth, among other terms, the amounts Sprint PCS will pay to Clearwire for usage of the 4G Network by 3G/4G subscribers in Shentel’s Service Area. Sprint PCS agreement with Clearwire impacts the Management Agreement and related agreements as discussed in more detail below.

The purpose of this letter is to (i) notify Shentel of an adjustment of the 3G/4G fee pursuant to Section 10.2.7.2 of the Management Agreement; (ii) propose application of the modified 3G/4G Fee and other terms to sales of certain 3G/4G devices which are currently authorized by letter agreements; and (iii) propose application of the modified 3G/4G Fee and other terms for future 3G/4G devices that may be authorized by Sprint PCS.

Unless otherwise provided, capitalized terms used in this letter will have the same meaning as defined in the Management Agreement.

3G/4G Fee under Management Agreement

Addendum X to the Management Agreement dated March 15th, 2010 (“Addendum X) sets forth in section 10.2.7.2 the – “3G/4G Fee”. The 3G/4G Fee is the monthly fee paid by Shentel for each 3G/4G subscriber in the Service Area to compensate Sprint PCs for the costs that Sprint PCS must pay to Clearwire when a Sprint PCS customer with a 3G/4G device uses the 4G Network. Addendum X provides that the 3G/4G Fee will be adjusted as necessary at three month intervals beginning January 1, 2011 to be equal to the estimated monthly average expense per subscriber that Sprint PCs will pay to Clearwire for usage of the 4G Network 3G/4G subscribers in Shentel’s Service Area. In view of its agreement with Clearwire, Sprint PCs is now able to estimate its monthly expense payable to Clearwire as contemplated by Addendum X. The next date for potential adjustment of the 3G/4G Fee is July 1, 2011.

Accordingly, beginning July 1, 2011, the 3G/4G Fee will be updated and applied as follows. Affiliate will pay to Sprint PCS the 3G/4G Fee for 4G data traffic generated by each 3G/4G subscriber in the affiliate’s Service Area to compensate Sprint PCs for the Fee that Sprint PCs must pay to Clearwire when a Sprint PCs customer uses theWiMax 4G network. The 3G/4G Fee is a blended rate per MB with $1.00 minimum for each subscriber with a 3G/4G capable device activated with any service plan, with or without any 4G data traffic. The number of 3G/4G subscribers for each billed month will be determined at the end of each month. The rate will be equal to the monthly blended rate that Clearwire assigns to Sprint PCS’s total usage based on tiered volume pricing. The tier schedule rates will be updated each three-month period to be equal to the rates that Sprint PCS will pay to Clearwire for usage of the WiMax 4G Network by 3G/4G subscribers in Affiliate’s Service area (regardless of whether the usage is inside or outside of the Service Area. The next quarterly update will occur, if applicable, effective on October 1, 2011.

Additional 3G/4G capable devices

To date addendum X has applied by its express terms to data only devices which are listed on Exhibit “A” of the 3G/4G Distribution Agreement. Sprint PCS has additionally authorized by separate letter agreements Shentel’s sale of the following 3G/4G devices: HTC EVOtm 3D (collectively, the “Letter Agreements”). The Letter Agreement established temporary terms for sale of the designated devices consistent with the terms of Addendum X and the Distribution Agreement pending an offering of final terms by Sprint PCs based upon Sprint PCS’s final agreement with Clearwire.

Now that Sprint PCS’s agreement with Clearwire has been finalized, Spirnt PCS proposes that the devices authorized by the letter Agreements may be sold under the following terms:

1.          Current rates would continue to apply until July 1, 2011.

2.          Effective July 1, 2011, the ten current 3G/4G Fee and other terms and conditions set for th in Addendum X to the Management Agreement will apply to all current 3G/4G capable devices authorized pursuant to the letter Agreements and to any additional or future devices authorized by Sprint PCs pursuant to the applicable inventory order form. The effect of this change will be to apply the 3G/4G Fee to WiMax usage generated via any 3G/4G capable device authorized by Sprint PCS. These terms are inclusive of current and future devices authorized by Spriint PCs with embedded 3G/4G data connection components (excluding Machine to Machine (“M2M) devices). The basis for this change is the fact that the fee will be applied equally to all usage independent of the device used to generate the usage. The rate is subject to future adjustment as provided in Section 10.2.7.2 of Addendum X.

Due to the unique nature of M2M revenues and device management, Addendum X does not apply to M2M devices. Terms for machine to machine business activity in affiliate territories will be defined in a future agreement.

3          Nothing herein authorizes Shentel to sell future devices that operate solely on the 4G Network. Such devices will be considered individually and, if authorized, will governed by a separate letter agreement.

4          Additionally, upon Shentel’s acceptance of this letter:

(a)           The terms of the Letter Agreements will be deemed to expire effective July 1, 2011;

(b)           Sprint PCS and Shentel agree to modify section 18.7 of the 3G/4G Distribution Agreement titled, “Products” to: (i) associate the 3G/4G Fees as provided in Addendum X and Section A above to 3G/4G capable devices approved by Sprint PCs (no longer data only devices listed in Exhibit A); to authorize the management of available devices.

5.         Shentel and Sprint PCS agree and acknowledge that an effect of expanding the definition of “Product” in section 18.7 of the Distribution Agreement will be to eliminate the use of Exhibit A of the Distribution Agreement. Management  of any 3G/4G devices available to be sold in Shentel’s territory will be accomplished through the inventory order form and will be subject to Addendum X of the management Agreement, including Section 3.1.3. This process is consistent with the management of all CDMA devices available to be sold in Shentel’s territories. Sprint PCS and Shentel will execute an amendment to modify the Distribution Agreement as contemplated in this letter.

Pursuant to the Letter Agreements, Shentel has 30 days from the date of this letter to acknowledge acceptance of the terms outlined herein for continued sale of the devices authorized in the Letter Agreements. If Shentel elects to reject the offered terms, the terms of the Letter Agreement will govern the rights and obligations of the parties with respect to the affected devices associated with the expiration of the Letter Agreements.

If you are in agreement with the terms of this letter, please sign below and return this letter to me at the above address.

SPRINT SPECTRUM L.P.
By:	/s/ Jeff Hallock
Name:	Jeff Hallock
Title:	VP, National Channels

WIRELESSCO, L.P.
By:	/s/ Jeff Hallock
Name:	Jeff Hallock
Title:	VP, National Channels

APC PCS, LLC
By:	/s/ Jeff Hallock
Name:	Jeff Hallock
Title:	VP, National Channels

PHILLIECO, L.P.
By:	/s/ Jeff Hallock
Name:	Jeff Hallock
Title:	VP, National Channels

SPRINT COMMUNICATIONS COMPANY L.P.
By:	/s/ Jeff Hallock
Name:	Jeff Hallock
Title:	VP, National Channels

NEXTEL COMMUNICATIONS, INC.
By:	/s/ Jeff Hallock
Name:	Jeff Hallock
Title:	VP, National Channels

Cc:      Sprint Law Department
KSOPHT0101-Z2020
6391 Sprint Parkway
Overland Park, KS 66251
Attn: John Chapman

ACCEPTED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE:

SHENANDOAH PERSONAL COMMUNICATIONS COMPANY
By:
Name:
Title: